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                                                                    EXHIBIT 11.1


                      STATEMENT RE: COMPUTATION OF EARNINGS

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


                                                                       (In thousands, except per share data)

                                                                Three Months Ended              Twelve Months Ended
                                                                   December 31,                     December 31,
                                                          ------------------------------   ------------------------------
Primary and Fully Diluted                                       1996             1995            1996             1995
                                                          -------------    -------------   -------------    -------------
   Average shares outstanding                                4,157,138         2,937,978       3,584,722        2,937,978
   Net effect of common stock equivalents                            --               --              --               --
                                                          -------------    -------------   -------------    -------------
   Total                                                     4,157,138         2,937,978       3,584,722        2,937,978
                                                          =============    =============   =============    =============

   Net income                                              $(3,811,951)      $   978,362    $(5,582,614)     $     99,089

   Per share earnings:                                     $      (.92)      $       .33    $     (1.56)     $        .02
                                                          =============    =============   =============    =============

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